Exhibit 99.1

Piedmont Lithium Makes Presentation to Gaston County Commissioners and Community
Reviews Project Scope and Commitment to Safety, Sustainability and Environmental Stewardship

BELMONT, N.C., July 21, 2021 (Business Wire) – Piedmont Lithium Inc. (Nasdaq: PLL), a pre-production business targeting the integrated production of battery quality lithium hydroxide to support a US and global electric vehicle supply chain, completed its initial public presentation to the community and Board of Commissioners of Gaston County, North Carolina on July 20, 2021.  The presentation addressed how the Carolina Lithium Project could position Gaston County to be a significant part of the new U.S. electric vehicle supply chain, the bipartisan support for the development of critical minerals in the United States, and Piedmont’s commitment to protect the environment and community.

“We were honored to present at last night’s meeting, and we welcomed the opportunity to provide an update on our company, our values and our proposed project to the Gaston County commissioners and our community. We confirmed last night that we would submit our North Carolina state mining permit application in August 2021 as planned, and we look forward to addressing all of the questions that arise during the permitting and rezoning process.  We are committed to building the safest, most sustainable, and environmentally responsible project of this kind in the world,” said Keith Phillips, Piedmont Lithium President and CEO.

Piedmont also addressed misunderstandings in recent media reports regarding Piedmont’s development timeline, permit applications, and commitment to the environment. “Although we received important federal permits for our project in 2019, Piedmont’s upcoming state mining permit and county rezoning applications could only advance once our definitive plans were established.  Our project has evolved significantly over the past four years – we have selected more efficient and environmentally friendly technology, and fully-integrated our business plan into a single campus in Gaston County, North Carolina.  These project improvements have resulted in adjustments to our plans and, with the results of our recent studies and improved lithium markets, we’re excited to move forward with the state and local approval processes,” added Phillips.

About Piedmont Lithium

Piedmont is developing a world-class integrated lithium business in the United States, enabling the transition to a net zero world and the creation of a clean energy economy in America. Our location in the renowned Carolina Tin Spodumene Belt of North Carolina, positions us to be one of the world’s lowest cost producers of lithium hydroxide and the most strategically located to serve the fast-growing U.S. electric vehicle supply chain. The unique geographic proximity of our resources, production operations and prospective customers, places Piedmont on the path to be the most sustainable producer of lithium hydroxide in the world and allow Piedmont to play a pivotal role in supporting America’s move to the electrification of transportation and energy storage. Additional information is available at www.piedmontlithium.com.

For further information, contact: Brian Risinger, 1-704-910-9688, or brisinger@piedmontlithium.com